STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of DYNAMIC APPLICATION CORP.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows: **Article FOURTH**

"The total number of shares which the Corporation shall be entitled to issue is Five Hundred Twenty Million (520,000,000) shares of capital stock consisting of Five Hundred Million (500,000,000) shares of common stock, par value $0.00001, and Twenty Million (20,000,000) shares of preferred stock, par value $0.00001, and the Board of Directors has the authority to establish one or more series of preferred stock and fix relative rights and preferences of any series of preferred stock to be determined by the Board of Directors. The issued and outstanding shares of common stock at September 30, 2012 are subject to a reverse stock split on a one-for-one hundred (1:100) basis."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10TH day of September, 2012.

By: ______________________
Authorized Officer

Title: CFO/Director

Name: Asher Zwebner
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